EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-73112 on Form S-3 and Registration Statement Nos. 333-126928, 333-126929, 333-112175, 333-49297, 333-51795, 333-43572, 333-41964, 333-69301, 333-63627, 333-61369, 333-88399, 333-80829, 333-54024, 333-71404, 333-66586, 333-99611, 333-91422, 333-110257, 333-41337 and 333-121740 on Form S-8 of our reports dated February 28, 2006, relating to the 2005 and 2004 financial statements and financial statement schedule of McAfee, Inc. and management’s report on the effectiveness of internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of McAfee, Inc. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 28, 2006